                          Independent Auditors' Consent

We hereby consent to the incorporation by reference in the Registration
Statement on Form S-8 of Information Architects Corporation of our report for the year ended December 31, 2002, dated April 25, 2003, relating to the consolidated financial statements of Information Architects Corporation, which report appears in the December 31, 2002 annual report on Form 10-K of
Information Architects Corporation.

Our report dated April 25, 2003 contains an explanatory paragraph that states that the Company has recurring losses, a stockholders deficit and has suspended all operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Salberg & Company, P.A.
    SALBERG & COMPANY, P.A.
    Boca Raton, Florida
    May 13, 2003